EXHIBIT 99.1


                       [THE CHUBB CORPORATION LETTERHEAD]



FOR IMMEDIATE RELEASE



                 CHUBB COMPLETES ACQUISITION OF EXECUTIVE RISK


     WARREN, N.J., JULY 20, 1999 - The Chubb Corporation [NYSE CB] announced today that is has completed the previously announced acquisition of Executive Risk Inc. Shareholders of Executive Risk will receive 1.235 shares of Chubb for each Executive Risk share owned of record as of July 19, 1999.

     Chubb will combine Executive Risk with its own Executive Protection Practice. The combined operation will be based in Simsbury, Connecticut and will be known as Chubb Executive Risk.

     "This acquisition strengthens Chubb's position as a leading specialty insurer and creates an underwriting resource that will be known for its creativity, responsiveness, speed to market, financial strength and outstanding service," said Dean R. O'Hare, Chairman and CEO of Chubb. "Executive Risk customers will now have access to a broader selection of executive protection and professional liability insurance products, said Mr. O'Hare.

     Chubb Executive Risk's combined distribution channel will now include 5,000 retail independent agents and brokers worldwide and more than 2,200 wholesale agents, specialty brokers and program administrators.

     "Combining Chubb's top-rated balance sheet and global network with Executive Risk's fast, innovative product-development capability will enable us to accelerate premium growth in attractive specialty markets and achieve attractive underwriting profit margins," said Mr. O'Hare.

     Chubb is a leading global specialty insurer. It is known for its strength in executive protection and financial institution coverages, particularly directors and officers liability; employment practices liability, errors and omissions; fiduciary liability, and fidelity. Chubb is also active in other commercial lines and has a large and profitable personal lines business. Based in Warren, New Jersey, Chubb has approximately 10,700 employees worldwide. In 1998, its gross written premiums were $6 billion.




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         Executive Risk focused on the directors and officers; professional liability; errors and omissions; and ancillary markets. Gross written premiums for Executive Risk in 1998 were approximately $500 million. Executive Risk has nearly 600 employees.


For further information contact:    Gail Devlin
                                    (908) 903-3245

                                    Glenn Montgomery
                                    (908) 903-2365


Forward Looking Information

Certain statements in this communication may be considered to be "forward looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995 such as statements that include words or phrases "will result", "are expected to", "will continue", "is anticipated", "estimate", or similar expressions. Such statements are subject to certain risks and uncertainties. The factors which could cause actual results to differ materially from those suggested by any such statements include but are not limited to those discussed or identified from time to time in the Corporations' public filings with the Securities and Exchange Commission and specifically to: risk or uncertainties associated with the Corporations' expectations with respect to premiums and profitability resulting from the Executive Risk transaction; and, more generally, to: general economic conditions including changes in interest rates and the performance of the financial markets, changes in domestic and foreign laws, regulations and taxes, changes in competition and pricing environments, regional or general changes in asset valuations, the occurrence of significant natural disasters, the development of major Year 2000 liabilities, the inability to reinsure certain risks economically, the adequacy of loss reserves, as well as general market conditions, competition, pricing and restructurings.

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